UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2018

Aradigm Corporation

(Exact name of registrant as specified in its charter)

California	001-36480	94-3133088
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3929 Point Eden Way, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 265-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 28, 2018, Aradigm Corporation (the “Company”) received a notice from The Nasdaq Capital Market (“Nasdaq”) that effective as of the appointment of John Siebert, a member of the Company’s Board of Directors, as Executive Chairman and Interim Principal Executive Officer of the Company on February 11, 2018, the Company is no longer in compliance with Nasdaq’s independent director and audit committee requirements as set forth in Listing Rule 5605.

Nasdaq also informed the Company that, consistent with Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq will provide the Company a cure period in order to regain compliance as follows:

•	until the earlier of the Company’s next annual shareholders’ meeting or Febraury 11, 2019; or

•	if the next annual shareholders’ meeting is held before August 10, 2018, then the Company must evidence compliance no later than August 10, 2018.

The notification of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on NASDAQ under the symbol “ARDM.”

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of David Bell from the Board of Directors

Effective February 28, 2018, David Bell resigned from the Board of Directors of the Company.

Mr. Bell informed the Company that his resignation is not the result of any disagreement or dispute with the Company. He also informed the Company that Grifols SA is encouraged with the Company’s progress toward the submission of a marketing authorization application, or MAA, with the European Medicines Agency.

Appointment of Dr. John Siebert as Acting Principal Financial Officer

Effective March 1, 2018, the Board of Directors of the Company appointed Dr. John Siebert, Executive Chairman of the Board of Directors and Interim Principal Executive Officer of the Company, to serve as Acting Principal Financial Officer of the Company. Dr. Siebert, age 77, has served as a director of the Company since November 2006.

Dr. Siebert is Founder and Chief Executive Officer of Compan Pharmaceuticals, Inc., a companion animal pharmaceutical company. From May 2014 to November 2015, Dr. Siebert was Chief Executive Officer of Chase Pharmaceuticals, a company conducting clinical trials in Alzheimer’s disease. From 2010 to 2014, he was a Partner and Chief Operating Officer of New Rhein Healthcare Investors, LLC, a private equity group. From May 2003 to October 2008, Dr. Siebert was the Chairman and Chief Executive Officer of CyDex, Inc., a privately held specialty pharmaceutical company. From September 1995 to April 2003, he was President and Chief Executive Officer of CIMA Labs Inc., a publicly traded drug delivery company, and from July 1995 to September 1995 he was President and

Chief Operating Officer of CIMA Labs Inc. From 1992 to 1995, Dr. Siebert was Vice President, Technical Affairs at Dey Laboratories, Inc., a privately held pharmaceutical company. From 1988 to 1992, he headed R&D and Quality Control at a division of Bayer Corporation. Prior to that, Dr. Siebert was employed by E.R. Squibb & Sons, Inc., G.D. Searle & Co., Gillette and The Procter & Gamble Company. Dr. Siebert holds a B.S. in Chemistry from Illinois Benedictine University, an M.S. in Organic Chemistry from Wichita State University and a Ph.D. in Organic Chemistry from the University of Missouri. Dr. Siebert also serves on the board of directors of Supernus Pharmaceuticals, Inc., which he joined in January 2011. On the Supernus Pharmaceuticals, Inc. board of directors, Dr. Siebert is a member of the Audit Committee and the Compensation Committee.

Dr. Siebert’s annual base salary as Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer will be $224,900. The Board intends to review and approve any additional compensation arrangements for Dr. Siebert in an upcoming meeting of the Board.

There were no arrangements or understandings between Dr. Siebert and any other persons pursuant to which he was selected as an officer. There are no family relationships between Dr. Siebert and any director or executive officer of the Company, and Dr. Siebert has no direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION

Dated: March 5, 2018	By:	/s/ John Siebert
Name: John Siebert
Title: Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer